Exhibit 5.1

	ATTORNEYS AT LAW		Broomfield,CO
720 566-4000
	4401 Eastgate Mall		Palo Alto, CA 650 843-5000
San Diego, CA
	92121-1909		Reston, VA
	Main	858 550-6000	703 456-8000
	Fax	858 550-6420	San Francisco, CA
415 693-2000
January 21, 2005	www.cooley.com

Amylin Pharmaceuticals, Inc.	THOMAS A. COLL
9360 Towne Centre Drive, Suite 110	(858) 550-6013
San Diego, CA 92121	collta@cooley.com

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the underwritten public offering by Amylin Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of up to 9,200,000 shares of the Company’s common stock, par value $0.001 (the “Shares”), including 1,200,000 shares of common stock for which the underwriters have been granted an over-allotment option, pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-111086) and the related Base Prospectus and Prospectus Supplement (collectively, the “Prospectus”) filed with the Securities and Exchange Commission.  All of the Shares are to be sold by the Company as described in the Registration Statement and the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement and Prospectus, the Company’s certificate of incorporation and bylaws, as amended, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold in accordance with the Registration Statement and Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

By:	/s/ THOMAS A. COLL
Thomas A. Coll